Exhibit 3.101

LIMITED LIABILITY COMPANY AGREEMENT

OF

TRANSMONTAIGNE PRODUCT SERVICES LLC

A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of TransMontaigne Product Services LLC (the “Company”), dated as of the 30th day of December, 2014, is adopted, executed and agreed to by the sole Member (as defined below).

1.                                      Formation. The Company has been organized as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (as amended from time to time, the “Act”). The business of the Company shall be conducted under the name TransMontaigne Product Services LLC or such other names that comply with applicable law as the Board of Managers (as defined below) may from time to time deem necessary or desirable.

2.                                      Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. The Company shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

3.                                      Member. TransMontaigne LLC, a Delaware limited liability company, shall be the sole member of the Company (the “Member”).

4.                                      Contributions. Without creating any rights in favor of any third party, the Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

5.                                      Units. Ownership in the Company shall be represented by membership units (“Units”). Such Units shall not be represented by written certificates unless otherwise approved by the Board of Managers (as defined below). The Member is the record and beneficial owner of 100 Units, representing all the issued and outstanding Units of the Company.

6.                                      Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits and interests in the Company.

7.                                      Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the board of managers (the “Board of Managers”) appointed by the Member. The Board of Managers (acting on behalf of the Company) shall have the right, power, and authority, to manage, operate, and control the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company, deemed by the Board of Managers to be necessary or appropriate to effectuate the purposes of the Company; provided, however, that, pursuant to Section 18-407 of the Act, the Board of Managers may delegate to one (1) or more other persons any of the Board of Mangers’ rights and powers to manage and control the business and affairs of the Company.

(a)                                 The number of members of the Board of Managers (the “Board Members”) shall be determined from time to time by the Member, but in no case shall the number of Board Members be less than one (1).

(b)                                 At all meetings of the Board of Managers, a quorum of the Board of Managers consists of a majority of the total number of Board Members prescribed pursuant to Section 7(a) and determined from time to time by resolution of the Board of Managers. The vote of a majority of the Board Members present at any meeting at which there is a quorum shall be the act of the Board of Managers, except as may be otherwise specifically provided by the Act, the Certificate, or this Agreement. All Board Members shall be entitled to one (1) vote.

(c)                                  Any Board Member may be removed, with or without cause, by the affirmative vote of the Member. Vacancies and newly created board seats resulting from any increase in the authorized number of Board Members may be filled by the affirmative vote of a majority of the Board Members then in office, although fewer than a quorum, or by a sole remaining Board Member. Each Board Member so chosen shall hold office until the next election of Board Members, and until such Board Member’s successor is elected and qualified, or until the Board Member’s earlier death, resignation, or removal. In the event that one or more Board Members resign from the Board of Managers, effective at a future date, a majority of the Board Members then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Board Member so chosen shall hold office until the next election of Board Members, and until such Board Member’s successor is elected and qualified, or until the Board Member’s earlier death, resignation, or removal.

(d)                                 The Board of Managers may designate one or more persons as officers (“Officers”) of the Company. Officers shall have such rights and duties as may be designated by the Board of Managers.

8.                                      Indemnification.

(a)                                 For purposes of this Agreement, “Person” shall mean an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

(b)                                 For purposes of this Agreement, “Indemnitee” shall mean: (i) the Member, (ii) any Person who is or was a Board Member, director, officer, fiduciary, trustee, manager (as such term is defined in the Act) or managing member of the Company or the Member, (iii) any Person who is or was serving at the request of the Member as a Board Member, officer, fiduciary, trustee, manager (as such term is defined in the Act) or managing member of another Person owing a fiduciary duty to the Company or the Member; provided, that a Person shall not be an “Indemnitee” by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (iv) any Person that controls the Member and (v) any Person the Member designates as an “Indemnitee” for purposes of this Agreement.

(c)                                  To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, each Indemnitee shall be indemnified and held harmless by the

Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals (collectively, any “Proceeding”), in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 8 shall be made only out of the assets of the Company, it being agreed that the Board Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(d)                                 To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 8(c) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 8, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 8.

(e)                                  The indemnification provided by this Section 8 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to the consent of the Member, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(f)                                   The Company may purchase and maintain insurance, on behalf of the Company, its affiliates, the Indemnitees and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with the Company’s or any of its affiliate’s activities or such Person’s activities on behalf of the Company or any of its affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(g)                                  For purposes of this Section 8, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 8(c); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(h)                                 In no event may an Indemnitee subject the Board Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(i)                                     An Indemnitee shall not be denied indemnification in whole or in part under this Section 8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(j)                                    The provisions of this Section 8 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other persons.

(k)                                 The Company’s obligation to indemnify and to prepay expenses under sub-paragraphs (c) and (d) of this Section 8 shall arise, and all rights granted to the Indemnitees hereunder shall vest, at the time of the occurrence of the transaction or event to which a Proceeding relates, or at the time that the action or conduct to which such Proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such Proceeding is first threatened, commenced or completed. No amendment, modification or repeal of this Section 8 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

9.                                      Limitation of Liability.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement and to the full extent permitted by applicable law, no Indemnitee shall be liable for monetary damages to the Company, the Member or any other persons who have acquired ownership interests in the Units, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b)                                 To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or the Member, the Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or the Member for such Indemnitee’s good faith reliance on the provisions of this Agreement.

(c)                                  Any amendment, modification or repeal of this Section 9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the

Indemnitees under this Section 9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(d)                                 The Board of Managers, in its management capacity of the Company, may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(e)                                  The Board of Managers, in its management capacity of the Company, may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an opinion of counsel) of such persons as to matters that the Board of Managers, in its management capacity of the Company, reasonably believes to be within such person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

10.                               Dissolution. The Company shall dissolve and its affairs shall be wound up upon (a) the consent of the Member or (b) the entry of a decree of judicial dissolution under the Act. No other event will cause the Company to dissolve.

11.                               Delaware Statutes. Nothing in this Agreement is intended or is to be construed to vary the obligation of any member, under the law of the State of Delaware, to discharge its obligations under this Agreement. Any provision of this Agreement which appears to contravene the law of the State of Delaware will be deemed to the extent necessary to avoid conflict therewith.

12.                               Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

13.                               Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

14.                               Amendment. This Agreement may be amended by the Member; provided, that any amendment to this Agreement must be in writing and signed by the Member.

15.                               Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware (excluding its conflict-of-laws rules).

IN WITNESS WHEREOF, the Member has adopted, executed and agreed to this Agreement effective as of the date first set forth above.

MEMBER:

TRANSMONTAIGNE LLC

By:	/s/ Michael A. Hammell
Name:	Michael A. Hammell
Title:	Executive Vice President and Secretary

[Signature Page to LLC Agreement — (TPS LLC)]